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                                                                     Exhibit 2.6



The following exhibit no. 2.6 constitutes a fair and accurate English translation of the original copy of this document.


                               /s/ Michael P. Chitty
                               ----------------------------------------
                               Michael P. Chitty
                               Company Secretary of Willis Corroon Group Limited


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                                                          Unofficial Translation

                        No. 67 of Deed Register for 1998

                                 R e c o r d e d
                                       in
                       Frankfurt am Main on 27 January1998

                      Before the undersigned Notary Public
                  in the district of the Higher Regional Court
                                Frankfurt am Main

                                 Dr. Gunter Paul

         with office in Darmstadter Landstrasse 125, Frankfurt am Main, appeared today with the request of notarization
                                     of the

                         PURCHASE AND TRANSFER AGREEMENT

                              concerning shares in

                          Industrie-Assekuranz GmbH and

                   Jaspers Industrie Assekuranz GmbH & Co. KG

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personally known to the acting notary public:

1.    for   Alexander & Alexander International Inc., Maryland

                  - hereinafter referred to as "Seller" -

            Ms. Johanna Geertruida Maria (Carin) Verhagen,
            Marconistraat 16
            3029 AK Rotterdam
            Netherlands

with power of attorney, dated 20 January 1998, the original was at hand on notarization and a certified copy of which is attached to this record as ANNEX 1;

2.    for   Achtundsechzigste Verwaltungsgesellschaft Dammtor mbH
            Warburgstrasse 50
            20354 Hamburg

                  - hereinafter referred to as "Purchaser" -

            the lawyer Christoph von Teichman
            business address: Warburgstrasse 50
            20354 Hamburg

with power of attorney, dated 20 January 1998, the original was at hand on notarization and a certified copy of which is attached to this record as ANNEX 2.

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3.    for   Willis Corroon Group plc
            Ten Trinity Square
            London EC3P 3AX
            England

            the lawyer Christoph von Teichman
            business address: Warburgstrasse 50
            20354 Hamburg

with power of attorney, dated 20 January 1998, the original was at hand on notarization and a certified copy of which is attached to this record as ANNEX 3.

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The Appeared declared:

                                       I.

                               Object of Purchase

(1) Seller holds a share of nominally DM 20,000.00 in Industrie-Assekuranz Gesellschaft mit beschrankter Haftung with seat in Frankfurt am Main and a share capital in the total amount of DM 100,000.00.

(2) Seller holds further a limited partnership share in the amount of DM 1,000,000.00 in the firm Jaspers Industrie Assekuranz GmbH & Co. KG with seat in Frankfurt am Main and a limited liability capital in the total amount of DM 5,000,000.00.

                                       II.

                                Sale and Transfer

(1)   Seller herewith sells and transfers

      a) its aforementioned share in the nominal value of DM 20,000.00 (fig.I, para. 1), as well as

      b) its aforementioned limited partnership share of DM 1,000,000.00 (fig. I, para. 2),

      to Purchaser.

(2) Sale and transfer shall be effected with all rights and duties and in particular with

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      the right to receive dividends. However, the profit of the limited partnership Jaspers Industrie Assekuranz GmbH & Co. KG for the business year 1997 as well as the right to receive dividends for the business year 1997 of Industrie Assekuranz GmbH shall be due to Seller.

(3) Sale and Transfer shall commercially become effective as of December 31,1997/January 01, 1998 (key date). Transfer of the shares (GmbH-Shares and KG-Shares) shall become effective in rem with the full payment of the purchase price in the account according to fig. III para (2), however not before Purchaser is registered as limited partner of Jaspers Industrie Assekuranz GmbH & Co. KG in the commercial register.

(4) Assignment shall be in the form of singular succession. Seller receives no benefits of the limited partnership in connection with the assignment of its limited partnership share and its withdrawal from the partnership.

(5) Purchaser herewith accepts the transfer of the GmbH-Share and of the KG-Share at the aforewritten conditions (paras 1 to 4).

                                      III.

                                 Purchase Price

(1) Purchaser pays to Seller for the GmbH-Share and KG-Share sold a purchase price in the total amount of

                                DM 20,000,000.00
                     (in words: twentymillion Deutschmark).

      plus interest in the amount of 4% for the period beginning 1 January 1998 until signing of this agreement.

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(2)   The purchase price plus interest is due on signing of the present agreement and was to be paid before this agreement was signed on the account of AON Deutschland GmbH, Hamburg, account no. 03066.05.00 with the Deutsche Bank AG, Hamburg, sort code 200 700 00.

                                       IV.

                            Guarantee/Indemnification

(1) Seller guarantees that the original capital contribution on the sold GmbH-Share as well as the limited partnership capital contribution on the KG-Share have been fully paid in and that no contributions were paid back.

(2) Moreover, Seller guarantees that it can dispose unrestrictedly about the sold GmbH-Share and the sold KG-Share, and that both shares are not encumbered with the rights of third parties.

(3) Above and beyond that any further guarantees on the part of Seller for material defects or deficencies in title of the Shares sold are excluded.

(4) Purchaser holds Seller free and harmless of all claims from the companies and third parties arising out of action after the key-date raised after Seller's withdrawal.

                                       V.

                                    Approvals

(1) The approvals of the companies pursuant to ss. 17.2 of the articles of association of the Industrie-Assekuranz Gesellschaft mit beschrankter Haftung and of the

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      articles of association of Jaspers Industrie Assekuranz GmbH & Co. KG are
      available and are attached to this record as ANNEXES 4 and 5.

(2) All shareholders have waived their rights of preemption and of first refusal. The waivers have been attached to this record as ANNEX 6.

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                                       VI.

      Special Agreement for the distribution of profit, tax indemnification

(1) The shareholders of Jaspers Industrie Assekuranz GmbH & Co. KG have resolved a special resolution on the distribution of profit for the business year 1997. The resolution is attached to this record as ANNEX 7. Purchaser declares to assist in the execution of the aforesaid resolution.

(2) Purchaser indemnifies Seller of all possible German additional taxes following from the participation of Sellers as shareholders of Industrie-Assekuranz Gesellschaft mit beschrankter Haftung and Jaspers Industrie Assekuranz GmbH & Co. KG and which concern the time period after 1 January 1998. German tax advantages shall be charged against any tax disadvantages.

                                      VII.

                                    Guarantee

Willis Corroon plc. hereby guarantees the full perfomance of all liabilities under this contract of 68. Verwaltungsgesellschaft Dammtor mbH.

                                      VIII.

                                  Instructions

The notary public now instructed the Appeared that

- with the exclusion of guarantee in fig. IV., para. (1) to (4) Purchaser in case of a guarantee claim is not entitled to the ordinary legal rights;

- in relation to Industrie-Assekuranz Gesellschaft mit beschrankter Haftung only

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      such entity is considered as new shareholder whose acquisition has been notified to the company evidencing the transfer;

- precondition for today's agreed transfer is that Seller is the lawful owner of the shares transferred. The law does not provide for a bona fide acquisition;

- the notary public does not provide fiscal information. He recommended to obtain information from a tax office or tax consultant as to the implications of today's record;

- pursuant to ss. 54 German Income Tax Regulation (EStDV) (forwarding documents by notaries public), among other things, original, executed or certified copy of the original may be handed over to the parties only when a certified copy has been dispatched to the tax office designated in ss.20 of the German Tax Code.

                                       IX.

                                  Miscellaneous

(1) Should a provision of this agreement be or become ineffective then this shall not affect the effectiveness of the remaining agreement; instead of the ineffective provision or a regulation gap such legally admissible provision shall be considered as agreed which, as far as possible, corresponds to what the parties intended or, within the meaning and purpose of the present agreement, would have intended had they recognized the ineffectiveness of the provision or regulation gap in question.

(2) Changes of and amendments to the present agreement require for their effectivness written form unless notarial authentication is mandatory.

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(3)   All costs, (including costs of the notary public), incurred in connection with the signing and performance of the present agreement and all taxes shall be borne by Purchaser. Each of the contracting parties shall pay its consultancy fees.

(4) The agreement shall be subject to German law. Venue shall be Frankfurt am Main, as far as is admissible.

(5) The notary is instructed to notify the company immediately of the transfer of shares (Section 16 GmbH-Act).

The aforewritten record was read aloud by the notary public to the Appeared, approved by them and signed by them in their own hand as follows:


                                     -------------------------------------------
                                             for Alexander & Alexander Int. Inc.


                                     -------------------------------------------
                                     for 68. Verwaltungsgesellschaft Dammtor mbH


                                     -------------------------------------------
                                                   for Willis Corroon Group plc.
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                                                        ------------------------
                                                                   Notary Public